STYLING TECHNOLOGY CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                       PERIOD FROM       YEAR ENDED DECEMBER 31,
                                     NOVEMBER 27, 1996   -----------------------
                                   TO DECEMBER 31, 1996     1997        1998
                                   --------------------    ------      -------

Income (Loss) Before Income Taxes         $ (151)          $5,701      $ 3,121
Fixed Charges:
  Actual Interest Expense and
  amortization of debt issuance
  costs                                   $   --           $1,847      $ 9,540
Net Income (Loss) As Adjusted             $ (151)          $7,548      $12,661
Ratio                                        N/A              4.0x         1.3x